Exhibit 1


                             JOINT FILING AGREEMENT

AGREEMENT dated as of January 20, 2005, between Pinetree (Barbados), Inc. and Pinetree Capital Ltd. (collectively, the "Parties").

Each of the Parties hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial interest in shares of common stock, $.001 par value per share, of Solomon Technologies, Inc. ("Schedule 13D") and it will file the Schedule 13D on behalf of itself.

Each of the Parties agrees to be responsible for the timely filing of the
Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

                                            PINETREE (BARBADOS) INC.


                                            By: /s/ J. Gordon Murphy
                                                --------------------
                                                 Name: Dr. J. Gordon Murphy
                                                 Title:  President


                                            PINETREE CAPITAL LTD.


                                            By: /s/ Larry Goldberg
                                                --------------------
                                                 Name: Larry Goldberg
                                                 Title: Executive Vice President
                                                 and Chief Financial Officer